Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES AMENDMENT TO CP FUNDING FACILITY

NEW YORK, NY – December 9, 2008 – Ares Capital Corporation (NASDAQ:  ARCC) announced today that effective December 5, 2008, it entered into an amendment to the CP Funding facility with Wachovia Capital Markets, LLC and each of the other parties thereto. The amendment, among other things, modified the net worth test applicable to Ares Capital, decreased the advance rates applicable to certain types of eligible loans, and added an asset coverage requirement with respect to Ares Capital consistent with regulatory requirements.

Borrowings under the facility are subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

“We are pleased to have completed this amendment which modifies the requirements of the net worth test under our CP Funding facility, bringing it more in-line with our revolving credit facility and with the BDC 2:1 asset coverage test.  This amendment also modestly reduces the advance rates under the CP Funding facility and adds a 2:1 asset coverage test, also similar to our revolving credit facility and consistent with regulatory requirements,” said Ares Capital President Michael Arougheti.  “The effect of the amendment, based on September 30, 2008 balances, is to provide an incremental $250 million cushion in our net worth covenant, bringing the total cushion, as of September 30, 2008, to $396 million,” added Arougheti.

ABOUT ARES CAPITAL CORPORATION

Ares Capital Corporation is a specialty finance company that is a closed-end, non-diversified management investment company. Ares Capital Corporation has elected to be regulated as a business development company under the Investment Company Act of 1940. Its investment objective is to generate both current income and capital appreciation through debt and equity investments. Ares Capital Corporation invests primarily in first and second lien senior loans and mezzanine debt, which in some cases includes an equity component, and, to a lesser extent, in equity investments in private middle market companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Carl Drake

Ares Capital Corporation

310-201-4200